Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NATIONAL INTERSTATE CORPORATION
at
$28.00 Net Per Share
by
GREAT AMERICAN INSURANCE COMPANY
a Wholly-Owned Subsidiary of
AMERICAN FINANCIAL GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MARCH 6, 2014, UNLESS THE OFFER IS EXTENDED

February 5, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by American Financial Group, Inc. (“AFG”) to act as Dealer Manager in connection with the offer by Great American Insurance Company, an Ohio corporation (or any permitted assignee thereof, “Purchaser”) and a wholly-owned subsidiary of AFG, to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of National Interstate Corporation, an Ohio corporation (“National Interstate”), other than Shares currently owned by Purchaser, at a purchase price of $28.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 5, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Shares, tender their Shares according to the guaranteed delivery procedures set forth in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

The Offer is conditioned upon, among other things, a waivable “Minimum Tender Condition” that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when combined with the Shares currently owned by Purchaser, will constitute at least 90% of the outstanding Shares (on a fully diluted basis) as of the date the Shares are accepted for payment pursuant to the Offer. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “The Offer—Section 11. Conditions to the Offer” of the Offer to Purchase.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

1.  The Offer to Purchase;

2.  The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3.  The Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, on a timely basis;

4.  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and.

5.  A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary.

In order to tender Shares in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MARCH 6, 2014, UNLESS THE OFFER IS EXTENDED.

Questions and requests for assistance may be directed to the Information Agent in connection with the Offer or to us at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense.

Very truly yours,

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AFG, PURCHASER, NATIONAL INTERSTATE, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.